EXHIBIT 10.413

THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NOTICE OF NON-EMPLOYEE DIRECTOR
RETAINER RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (a “Share”) of The Charles Schwab Corporation (“Schwab”), under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>

Total Number of Restricted Stock Units Granted:	<shares_awarded>

Grant Date:	<award_date>

Vesting Schedule:	So long as you continue as a non-employee director on the Board of Directors of Schwab (“Board”) or the board of a subsidiary of Schwab or an employee of Schwab or its subsidiaries and subject to the terms of the Restricted Stock Unit Agreement, the Restricted Stock Units subject to this grant will become vested and distributable on the following dates and in the following amounts, subject to the restriction below:

Number of Restricted Stock Units on Vesting Date: <vesting_schedule>

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that this grant is issued under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, both of which are made a part of this notice. Please review the Restricted Stock Unit Agreement and the Plan carefully, as they explain the terms and conditions of this grant. You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Restricted Stock Unit Agreement and in the Plan.

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THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NON-EMPLOYEE DIRECTOR
RETAINER RESTRICTED STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. Restricted Stock Units are an unfunded and unsecured obligation of The Charles Schwab Corporation (“Schwab”).

Vesting
Subject to the provisions of this Restricted Stock Unit Agreement (“Agreement”), a Restricted Stock Unit becomes vested and distributable as of the earliest of the following:
(1) The applicable Vesting Date for the Restricted Stock Unit indicated in the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant.
(2) Your death.
(3) Your disability.
(4) Your separation from service, if the separation qualifies as a retirement.
(5) A change in control.
If you become a common-law employee of Schwab or a subsidiary of Schwab (“subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Restricted Stock Units will continue to vest as described in the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant so long as you continue as either a non-employee director or an employee of Schwab or its subsidiaries.
Unvested units will be considered “Restricted Stock Units.” If your service terminates for any reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Stock Units will immediately revert to Schwab. You will receive no payment for Restricted Stock Units that are forfeited. Schwab determines when your service terminates for this purpose.

Definition of Fair Market Value	“Fair market value” means the average of the high and low price of a Share (as defined below) as reported on the New York Stock Exchange on the applicable determination date.

Definition of Disability	For all purposes of this Agreement, "disability" means that you have a disability that qualifies as such under section 409A of the Code.

Definition of Retirement
For all purposes of this Agreement, "retirement" means your resignation or removal from the Board of Directors of Schwab (the “Board”) or a subsidiary of Schwab at any time after you have attained age 70 or completed 5 continuous years of service as a non-employee director on the Board and/or a subsidiary of Schwab. Serving simultaneously for a year on the Board and the board of a subsidiary of Schwab is counted as one year total for purposes of determining years of service. If you serve on the Board and the board of a subsidiary of Schwab, you must leave both boards to qualify for retirement.

Definition of Change in Control
For all purposes of this Agreement, "change in control" means an event that qualifies as a change in control event under section 409A of the Code and as a change in control as defined in [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”).

Definition of Separation From Service	For all purposes of this Agreement, "separation from service" means a separation from service as defined under section 409A of the Code.

Payment of Shares
Any vested Restricted Stock Units will be paid in shares of common stock of Schwab (“Shares”) as provided herein. Shares that have become vested and distributable under this Agreement shall be distributed as follows:

(1) Shares that vest and become distributable on a Vesting Date shall be distributed within 30 days of the Vesting Date.
(2) Shares that vest and become distributable on death, disability or a change in control shall be distributable within 90 days of such event.
(3) Shares that vest and become distributable on a separation from service that qualifies as a retirement shall be distributed within 90 days of the separation from service. Notwithstanding the foregoing, if at the time of your separation from service, you are a “specified employee”, you will receive your Shares six months after your separation from service. "Specified Employee" means a "specified employee" within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

Restrictions on Restricted Stock Units
You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of any Restricted Stock Units without Schwab’s written consent. Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.
Restricted Stock Units may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Delivery of Shares After Death	In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Withholding Taxes
Shares will not be distributed unless you have made acceptable arrangements to pay any applicable withholding taxes that may be due as a result of the vesting and or the distribution of the Shares. You acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your Restricted Stock Units are settled by issuing Shares.

Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.

Dividend Equivalent Rights	If Schwab pays cash dividends on Shares, you will receive cash equal to the dividend per Share multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15 of the year following the year the actual dividend is paid.

No Right to Remain Employee or Director	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker or director of Schwab and its subsidiaries for any specific duration or at all.

Limitation on Payments
If a payment from the Plan would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of this section on “Limitation on Payments,” the term “Schwab " will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.
In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee (the “Compensation Committee”) of the Board of Schwab may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.
For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.
If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount. The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of the Auditor's determination. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.
As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, provided that no such Underpayment related to Shares distributable under this Agreement shall be paid beyond the deadline for making such payments under section 409A of the Code.

Plan Administration	The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant, and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of Restricted Stock Units that remain subject to forfeiture will be adjusted accordingly.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant and the Plan constitute the entire understanding between you and Schwab regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS

The additional (or, if so indicated, different) terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Agreement (the “Agreement”) for awards granted outside the United States (“U.S.”). These terms and conditions govern the Restricted Stock Units granted under the Plan if you reside or render services outside of the U.S. Due to the complexities of legal, regulatory and tax issues, you should seek appropriate professional advice as to how the relevant laws in the applicable country may apply to your individual situation.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Withholding Taxes: The following provisions supplement the Withholding Taxes section of the Restricted Stock Unit Agreement:

You acknowledge that, regardless of any action taken by Schwab or, if different, the subsidiary of Schwab to which you are providing services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab or the Service Recipient. You further acknowledge that Schwab and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for withholding taxes or achieve any particular tax result. Further, if you are subject to withholding taxes in more than one jurisdiction, you acknowledge that Schwab and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for withholding taxes in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Schwab and/or the Service Recipient to satisfy all withholding taxes.

In this regard, you authorize Schwab and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all withholding taxes by one or a combination of the following: (a) withholding from cash compensation paid to you by Schwab and/or the Service Recipient; (b) withholding from funds in your Schwab brokerage account; (c) requiring you to make a cash payment in an amount equal to the withholding obligations for withholding taxes; (d) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Schwab (on your behalf pursuant to this authorization without further consent); (e) withholding in Shares to be issued upon settlement of the Restricted Stock Units; or (f) any other method of withholding determined by Schwab and permitted by applicable law.

Schwab may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Schwab and/or the Service Recipient. If the obligation for withholding taxes is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the withholding taxes.

Finally, notwithstanding any language to the contrary herein, the withholding obligations for withholding taxes for Canadian residents will not be satisfied by withholding in Shares.

Securities Law Information: You are permitted to sell the Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting: Foreign property, including Shares acquired under the Plan and Restricted Stock Units granted under the Plan, must be reported on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds CAD 100,000 at any time during the year. If the CAD 100,000 cost threshold is exceeded by other foreign property held, the Restricted Stock Units must be reported as well. Such awards may generally be reported at a nil cost. When Shares are acquired, their cost generally is the Adjusted Cost Base (ACB) of the shares. The Form T1135 must be filed by April 30 of the following year. You should consult with your personal tax advisor for further details regarding this requirement.

Nature of Grant: In accepting the grant, you acknowledge, understand and agree that:

(1)the Plan is established voluntarily by Schwab, it is discretionary in nature and it may be modified, amended, suspended or terminated by Schwab at any time, to the extent permitted by the Plan;

(2)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of Schwab;

(4)you are voluntarily participating in the Plan;

(5)the Restricted Stock Units, the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any compensation;

(6)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and

(7)neither Schwab nor its subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Grant: Schwab is not providing any tax, legal or financial advice, nor is Schwab making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law: Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Schwab shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Schwab shall, in its absolute discretion, deem necessary or advisable. You understand that Schwab is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Schwab shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Data Privacy:

(1)Declaration of Consent. You hereby agree with the data processing practices described in this Agreement and consent to the collection, processing and use, in electronic or other form, of your personal data as described herein and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection laws.

(2)Data Collection and Usage. Schwab will collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, any shares or directorships held in Schwab, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where Schwab’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

(3)Stock Plan Administration Service Providers. Schwab transfers Data to certain of its subsidiaries providing stock plan and broker services, or such other third party stock plan service provider as may be selected by Schwab in the future, which is assisting Schwab with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices, with such agreement being a condition of the ability to participate in the Plan.

(4)Other Service Provider Data Recipients. Schwab also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include Schwab’s legal counsel as well as Schwab’s auditor, accountant, or other third party vendor (currently Deloitte & Touche LLP). Wherever possible, Schwab will anonymize Data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

(5)International Data Transfers. Schwab and its other service providers described above under (4) are located in the United States. The United States may have different data privacy laws and protections than your country. Schwab’s legal basis, where required, for the transfer of Data is your consent.

(6)Data Retention. Schwab will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws. When Schwab no longer needs the Data, Schwab will remove it from its systems. If Schwab keeps Data longer, it would be to satisfy legal or regulatory obligations and Schwab’s legal basis would be relevant laws or regulations.

(7)Data Subject Rights. You understand that data subject rights vary depending on applicable law and that, depending on where you are based and subject to the conditions set out under applicable law, you may have, without limitation, the rights to (i) request access to or copies of Data that Schwab processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) delete Data, (iv) restrict processing of Data, (v) restrict portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact the Executive Compensation department.

(8)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service with Schwab will not be affected; the only consequence of refusing or withdrawing your consent is that Schwab would not be able to grant you Restricted Stock Units or other equity awards or administer or maintain such awards.

(9)Declaration of Consent. By accepting the Restricted Stock Units and indicating consent via Schwab’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by Schwab and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above.

BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND
CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.